Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Mel Stephens
(248) 447-1624
Lear Names Matthew J. Simoncini
Chief Financial Officer
     SOUTHFIELD, Mich., October 1 — Lear Corporation (NYSE: LEA) a leading global supplier of automotive seating systems, electrical distribution systems and electronic products, today announced Matthew J. Simoncini has been appointed chief financial officer, effective immediately, reporting to Lear Vice Chairman James H. Vandenberghe.
     Daniel A. Ninivaggi, Lear Executive Vice President, General Counsel and Chief Administrative Officer, will continue to oversee Corporate Development and Strategic Planning activities.
     Most recently, Simoncini served as senior vice president of Global Finance and chief accounting officer where he was responsible for Lear’s worldwide operational finance and accounting. Prior to this position, he served as vice president, Operational Finance since 2004, during which time he was responsible for Lear’s divisional finance organization. He also served as the chief financial officer of Lear’s Europe, Asia and Africa operations from 2001-2004.
     “Matt has done an outstanding job in a wide variety of key finance and accounting roles, and his promotion to chief financial officer is well deserved,” said Bob Rossiter, Lear Chairman, CEO and President. “His business skills, operational knowledge and broad financial experience make him the perfect candidate to lead the Finance function. I look forward to working with him to further strengthen Lear’s financial position and continue to reposition our company for future success.”
     In addition to his qualifications with Lear, Simoncini served in a variety of senior finance positions for United Technologies Automotive, which Lear acquired in 1999. He began his career in 1985 with Deloitte & Touche after earning a bachelor’s degree from Wayne State University in Detroit. He is a Certified Public Accountant and a member of the Michigan Association of Certified Public Accountants.
     Lear Corporation is one of the world’s largest suppliers of automotive seating systems, electrical distribution systems and electronics products. The company’s world-class products are designed, engineered and manufactured by a diverse team of more than 90,000 employees at 236 locations in 33 countries. Lear’s headquarters are in Southfield, Michigan, and Lear is traded on the New York Stock Exchange under the symbol [LEA]. Further information about Lear is available on the Internet at http://www.lear.com/.